                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[     ]          Preliminary Proxy Statement
[  X  ]          Definitive Proxy Statement
[     ]          Definitive Additional Materials
[     ]          Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                            PDG ENVIRONMENTAL, INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[  X  ]           No fee required.
[     ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                  and 0-11.

              1) Title of each class of securities to which transaction applies:

                  --------------------------------------------------------------

              2) Aggregate number of securities to which transaction applies:

                  --------------------------------------------------------------

              3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

                  --------------------------------------------------------------

              4)      Proposed maximum aggregate value of transaction:

                  --------------------------------------------------------------

              5)      Total fee paid:

                  --------------------------------------------------------------

[     ]           Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

              1)      Amount Previously Paid:

                  --------------------------------------------------------------

              2)      Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------------

              3)      Filing Party:

                  --------------------------------------------------------------

              4)      Date Filed:

                  --------------------------------------------------------------

                            PDG ENVIRONMENTAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of PDG Environmental, Inc. (the "Corporation") will be held at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, on Wednesday, July 9, 1997 at 9:00 o'clock a.m., Eastern Daylight Time, for the following purposes:

     (a)      To elect three (3) directors for a term of one (1) year each;

     (b) To ratify Ernst & Young LLP as the Corporation's independent auditors.

     (c) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed May 20, 1997, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Annual Meeting.

Stockholders are requested to sign, date and return the enclosed proxy in the accompanying stamped and addressed envelope.

                                        Dulcia Maire
                                        Secretary

Monroeville, Pennsylvania
June 5, 1997

                                PROXY STATEMENT

                            PDG ENVIRONMENTAL, INC.
                                300 OXFORD DRIVE
                        MONROEVILLE, PENNSYLVANIA 15146
                                 (412) 856-2200

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  JULY 9, 1997

This Proxy Statement is being furnished to all stockholders of PDG Environmental, Inc. (the "Corporation") in connection with the solicitation of proxies by its board of directors (the "Board of Directors") for use at the annual meeting of the stockholders of the Corporation to be held on July 9, 1997, and any adjournment or postponement thereof (the "Annual Meeting"), which is being held for the purpose of: (a) electing three (3) directors for a term of one (1) year each; (b) ratifying Ernst & Young LLP as the Corporation's independent auditors; and (c) to transact such other business as may properly come before the meeting or any adjournment thereof. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 5, 1997. A copy of the Annual Report for the fiscal year ended January 31, 1997 accompanies this Proxy Statement or has been previously mailed to stockholders entitled to vote at the Annual Meeting.

                               THE ANNUAL MEETING

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of PDG Environmental, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on July 9, 1997 at 9:00 a.m. local time at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and accompanying Notice of Annual Meeting of Stockholders are being sent to the stockholders of the Corporation on or about June 5, 1997.

VOTING RIGHTS AND PROXY INFORMATION.

The Board of Directors of the Corporation has fixed the close of business on May 20, 1997, as the record date for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof (the "Record Date"). All holders of record of shares of either common stock, par value $0.02, of the Corporation ("Common Stock") or Series A cumulative convertible preferred stock, par value $0.01, of the Corporation ("Series A Preferred Stock") will be entitled to vote at the Annual Meeting on all matters voted upon. On the Record Date, there were 5,923,868 shares of common stock outstanding and entitled to vote and 185,925 shares of Series A Preferred Stock which entitles the holders thereof to vote 743,700 shares when voting with the Common Stock as a single class. On the Record Date, the Common Stock was held by 2,210 stockholders of record and the Series A Preferred Stock was held by 3 stockholders of record.

On all matters to be voted upon at the Annual Meeting, the holders of shares of Common Stock and Series A Preferred Stock will vote together as a single class with each holder of Common Stock entitled to cast one (1) vote per share and each holder of Series A Preferred Stock entitled to such number of votes as equals the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible. On the Record Date, each share of Series A Preferred Stock was convertible into 4.3 shares of Common Stock. The presence, in person or by properly executed proxy, of the holders of the majority of the outstanding shares of Common Stock and Series A Preferred Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

As of May 20, 1997, the directors and officers of the Corporation as a group controlled approximately 45.7% of the Common Stock and Series A Preferred Stock voting as a single class. See "Security Ownership of Certain Beneficial Owners and Management." Each director and officer of the Corporation has indicated that he or she intends to vote in favor of each of the matters to be acted upon at the Annual Meeting.

All shares of Common Stock and Series A Preferred Stock which are represented at the Annual Meeting by properly executed proxies received by the Board of Directors prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting and will be voted in accordance with the instructions indicated on such proxies including any instruction directing abstention from voting. If no instructions are indicated with respect to any shares for which properly executed proxies are received, such proxies will be voted FOR the election of the three (3) nominees for the Board of Directors and FOR the ratification of the independent auditors. Management and the Board of Directors do not know of any other matters to be brought before the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by filing a written notice of such revocation with the Secretary, PDG Environmental, Inc., 300 Oxford Drive, Monroeville, Pennsylvania 15146. In addition, a proxy will be deemed to be revoked if the shareholder either (a) attends and votes at the Annual Meeting, or (b) executes and delivers to the Secretary a proxy bearing a later date.

Proxies are being solicited by and on behalf of the Board of Directors of the Corporation. All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Corporation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Corporation in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for any out-of-pocket expenses incurred by them in connection with such solicitation. Proxies will be tabulated by the Corporation's transfer agent, Continental Stock Transfer & Trust Company, as they are received and updated at the Annual Meeting.

                                 OTHER BUSINESS

Other than the election of the Board of Directors and the ratification of the independent auditors, the Board of Directors does not intend to bring any other matters before the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment on such matters.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of May 20, 1997 with respect to beneficial ownership of the Corporation's Common Stock and the Corporation's Series A Preferred Stock voting as a single class by: (i) all persons known to the Corporation to be considered to own beneficially more than five (5%) percent of the Corporation's Common Stock and Series A Preferred Stock voting as a single class; (ii) all directors of the Corporation; and (iii) all of the Corporation's officers and directors as a group.

                                                                                                           PERCENTAGE
                                                                       AMOUNT AND NATURE                    OF CLASS
                                                                         OF BENEFICIAL                      OF COMMON
NAME OF BENEFICIAL OWNER                                              OWNERSHIP OF STOCK                 SHARES OWNED(9)
------------------------                                              ------------------                 ---------------
John C. Regan (1)(2)(3)(8)                                                   2,196,014                        32.8
Richard A. Bendis (1)(5)(8)                                                     30,250                         *
Edwin J. Kilpela (1)(8)                                                            -0-                         *
Lawrence J. Horvat (2)(4)(6)
   4108 Hollowood Court
   Murrysville, Pennsylvania  15668                                            505,137                         7.5
All directors and officers of the Corporation
   as a group including those named above
   (7 persons) (3)(4)(5)(6)(7)(8)                                            3,062,042                        45.7
---------------

(1)         Director

(2)         Officer

(3) Includes 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Director Plan (as hereinafter defined), 50,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan and 186,822 shares held in trust for one of Mr. Regan's children.

(4) Includes ownership of shares of Series A Preferred Stock which entitle the holder thereof to vote together with the Common Stock as one class in such number of shares with respect to which the Series A Preferred Stock is convertible into Common Stock.

(5) Includes 20,250 shares of Common Stock that may be acquired pursuant to options granted under the Non-Employee Director Plan (as hereinafter defined) and 10,000 shares of Common Stock that may be acquired pursuant to non-qualified stock options.

(6) Includes 40,000 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan.

(7) Includes 235,750 shares of Common Stock that may be acquired pursuant to options granted under the Employee Incentive Stock Option Plan to officers of the Corporation.

(8)         Nominee for director.

(9) Percentage is of all voting shares assuming conversion of the Corporation's Series A Preferred Stock to Common Stock.

  *         Indicates less than 1%.


                             ELECTION OF DIRECTORS

The Board of Directors currently consists of three (3) directors who hold office for a term of one (1) year each. Three (3) directors are to be elected at this Annual Meeting for a term of one (1) year each. All properly executed proxies received in response to this solicitation will be voted as specified in the proxy. Unless otherwise specified in the proxy, it is the intention of the persons named in such proxies to vote FOR the nominees listed below. If events not now known or anticipated make any of the nominees unable to serve, the proxies will be voted in the discretion of the holders thereof for other nominees not named herein in lieu of those unable to serve, or the size of the Board of Directors may be reduced.

The following table sets forth information regarding the directors and nominees of the Corporation. All of the nominees are currently serving as directors and Messrs. Regan and Bendis were elected at the 1996 Annual Meeting of the Corporation's stockholders to serve until the next annual meeting of the Corporation's stockholders. Mr. Kilpela was appointed to the Board of Directors in May 1997. Each of the nominees has consented to serve as a director if elected.

                               YEAR
     NAME, AGE                 FIRST
PRINCIPAL OCCUPATION          ELECTED      CERTAIN OTHER INFORMATION
--------------------          -------      -------------------------
NOMINEES TO BE ELECTED BY
THE HOLDERS OF THE
COMMON STOCK AND SERIES
A PREFERRED STOCK VOTING
AS A SINGLE CLASS

John C. Regan (53)              1989      Mr. Regan has served in his present
Chairman and Chief                        position since December 1990 and has served
Executive Officer of PDG                  as a director of the Corporation since
Environmental, Inc.                       April 1989. He is the founder of Project
                                          Development Group, Inc., now a
                                          wholly-owned subsidiary of the Corporation
                                          which engages in asbestos abatement
                                          services, and has served as that corporation's
                                          Chairman and President since 1984. Mr. Regan
                                          has also served as Chairman of the
                                          Board of Directors of PDG Remediation,
                                          Inc. (PDGR), a company which provides
                                          remediation services to assist customers
                                          in complying with environmental laws
                                          and regulations, from July 1994 until
                                          August, 1996.

Richard A. Bendis (50)          1986      Mr. Bendis is President of Kansas Technology
President of KTEC and                     Enterprise Corporation (KTEC).  Mr. Bendis
Investment Banking                        also is Founder and Managing Director of
Consultant                                Management Resources of America which provides
                                          consulting and investment banking/venture
                                          capital services and Founder and Managing
                                          Director of Commercialization Centers of
                                          America which provides consulting services
                                          to governmental units concerning commercialization
                                          networks and venture capital funds. Mr. Bendis
                                          currently serves on the White House U.S.
                                          Innovation Partnership Advisory Task Force.

Edwin J. Kilpela (51)           1997      Mr. Kilpela is President, Chief Executive
President and Chief                       Officer and a member of the Board of Directors
Executive Officer of                      of Noxso Corporation which he joined in
Noxso Corporation                         February 1997. Noxso is a developmental
                                          environmental company. Previously, he was
                                          President of Ansaldo Ross Hill, a power
                                          electronics firm in Houston, Texas from
                                          July 1996 until February 1997 and with
                                          Westinghouse Electric Corporation from
                                          1969 to 1996 including serving as
                                          General Manager of the Environmental
                                          Services Division from 1991 to 1996.

During the fiscal year ended January 31, 1997, there were two regular meetings of the Board of Directors, and each of the incumbent directors attended at least 75% of the total number of meetings of the Board of Directors. Each of the incumbent directors attended at least 75% of the meetings of the committees of the Board of Directors on which they served during such fiscal year.

The Board of Directors has several committees which perform various functions. The Audit Committee reviews the work of the Corporation's independent auditors and management to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. This committee presently consists of Mr. Bendis. The Audit Committee held one meeting in the fiscal year ended January 31, 1997.

The Nominating Committee recommends prospective nominees for election to the Board of Directors. This committee currently consists of Mr. Regan. The Nominating Committee did not hold any meetings during the fiscal year ended January 31, 1997. The Nominating Committee will consider nominees recommended by stockholders in accordance with the Corporation's By-Laws. Any such recommendations are to be submitted to the Secretary of the Corporation in accordance with the By-Laws.

The Compensation Committee is responsible for administering the Corporation's Employee Incentive Stock Option Plan, designating the employees eligible to participate in such plan, the number of options to be granted and the terms and conditions of each option. The Compensation Committee also reviews the performance of the Corporation's management and makes recommendations with respect to the compensation of management. The Compensation Committee consists of Mr. Bendis and held one meeting during the fiscal year ended January 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Bendis.

                        EXECUTIVE OFFICERS; COMPENSATION

EXECUTIVE OFFICERS
NAME                                AGE               POSITION HELD
----                                ---               -------------
John C. Regan                       53               Chairman, President and Chief Executive Officer

Dulcia Maire                        46               Secretary

Ms. Maire has served in her present position since April 1989.

SUMMARY COMPENSATION TABLE

The following table sets forth information with respect to the named executives concerning their respective annual and long-term compensation for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                              Long Term Compensation
                                                                              ----------------------
                                 Annual Compensation                     Awards                    Payouts
                                 -------------------                     ---------------------------------
          (a)          (b)     (c)          (d)          (e)              (f)             (g)         (h)         (i)
                                                     Other Annual     Restricted        Options/      LTIP      All Other
      Name and               Salary(A)      Bonus    Compensation       Stock           SARs (#)     Payouts   Compensation
Principal Position    Year      ($)          ($)         ($)         Award(s) ($)          (B)         ($)        (C) $
------------------    ----   ---------   ---------   ------------    --------------     ----------   ---------   -------------
John C. Regan         1997     159,435   ---------      ---------         ---------        50,000     ---------     15,707
Chairman and CEO
                      1996     156,321   ---------      ---------         ---------       --------    ---------     17,428

                      1995     156,321   ---------      ---------         ---------       --------    ---------     14,488



(A) Represents actual cash compensation.

(B) Mr. Regan received options to purchase 50,000 shares of the Company's Common Stock for $0.396 per share as part of awards for fiscal 1997 under the Incentive Stock Option Plan. The options expire in 2006.

(C) Represents the value of insurance premiums with respect to term life insurance paid by the Corporation for the benefit of Mr. Regan.

                        OPTION/SAR GRANTS IN FISCAL 1997

                     Number      % of Total
                 of Securities  Options/SARs                                     Potential Realizable Value         Grant
                  Underlying      Granted to     Exercise or                           At Assumed Annual             Date
                  Options/SARs   Employees In    Base Price      Expiration         Rates of Stock Price            Present
Name              Granted (#)    Fiscal 1997      ($/Share)       Date(1)         Appreciated for Option Term        Value
----              -----------    -----------      ---------       -------         ---------------------------        -----
                                                                                        5%            10%
                                                                                        --            ---
John C. Regan      50,000           11.9%           $0.396        6/17/2006           $9,520        $26,887          $-0-

(1) The Incentive Stock Options were granted for terms of 10 years, in each case subject to earlier termination upon the termination of an optionee's employment.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

The following table sets forth information with respect to the named executives concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES

(a)                   (b)                             (c)                        (d)                                 (e)
                                                                                                                Value of
                                                                           Number of                         Unexercised
                                                                         Unexercised                        In-the-Money
                                                                        Options/SARs                        Options/SARs
                                                                        at FY-End(#)                     at FY-End($)(A)
                      Shares
                      Acquired on                                       Exercisable/                        Exercisable/
Name                  Exercise (#)      Value Realized($)              Unexercisable                       Unexercisable
----                  ------------      -----------------              -------------                     ---------------
John C. Regan             0                       0                      100,000/0                            $200/0

(A) Market value of Common Stock at year-end bid price per share minus the exercise price.

COMPENSATION OF DIRECTORS

The outside directors of the Corporation receive $500 for each meeting they attend plus reimbursement for their actual expenses incurred in attending such meetings. In addition, the Corporation has established the 1990 Non-Employee Director Stock Option Plan (the "Non-Employee Plan") which provides for the grants of options to non-employee directors to purchase an aggregate of up to 350,000 shares of Common Stock subject to adjustment in the event of any change in the Common Stock. Under the Non-Employee Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted subject to adjustment as provided in the plan. At the 1991 Annual Meeting, pursuant to the terms of the Non-Employee Plan, Mr. Bendis was granted options to purchase 48,750 shares of Common Stock. During the fiscal year ended January 31, 1994, Mr. Bendis exercised options to purchase 38,500 shares of the Corporation's Common Stock. At the 1996 Annual Meeting, approval was received to amend the Plan to provide for the award of 10,000 options to purchase Common Stock of the Corporation upon a Director's re-election to the Board of Directors. Mr. Bendis was awarded 10,000 options to purchase Common Stock of the Corporation upon his re-election as Director.

Employee directors are not compensated in their role as directors with the exception of the 1990 Employee Director Stock Option Plan (the "Employee Director Plan") pursuant to which grants of options to purchase an aggregate of up to 250,000 shares of Common Stock, subject to adjustment in the event of any change in the Common Stock, may be made to employee directors. Under the Employee Director Plan, the exercise price of options granted shall be 100% of the fair market value of such shares on the date such options are granted. At the 1991 Annual Meeting, Mr. Regan was granted options to purchase 50,000 shares, pursuant to the terms of the Employee Director Plan. No options granted pursuant to the Employee Director Plan have been exercised.

BOARD COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has provided the following Compensation Committee Report to the PDG Environmental Board of Directors:

The Corporation has a multi-level approach to determining executive compensation. Individual performance and responsibility of each executive officer is evaluated in relation to 1) base salary, 2) comparative compensation surveys, 3) benefits, and 4) stock option plan with incentive driven vesting. With this philosophy, the Corporation feels confident that it can attract and retain quality top management and reinforce the strategic plans of the Corporation through the use of performance objectives.

The review of executive compensation is conducted by the Chief Executive Officer who reports to the Compensation Committee. The Compensation Committee reviews and ultimately approves the executive compensation. Due to continuing operating losses, all executive officers and senior management received a temporary 10% reduction in base salary and certain benefits in July 1993 as part of the overall cost containment measures. Effective November 1, 1996, the 10% reduction in base salary and certain benefits was restored to executive officers due to improved operating results.

Individual Performance

Performance management reviews are conducted periodically for all employees of the Corporation and executive officers. Individual goals are established at that time, incorporating the overall objectives of the Corporation. As part of the review, consideration is given to an executive officer's specific area of responsibility, accomplishments and contributions.

Base Compensation

The Corporation offers competitive salaries as compared to salaries offered by companies in similar environmental and hazardous waste remediation companies.

Comparative Compensation Surveys

The Corporation reviews salary surveys from outside sources which evaluate similar environmental and hazardous waste remediation companies and provide comparisons on base salaries, appraisal systems, benefits and other specialty surveys. The comparison group used for compensation is more similar to the Corporation than the group used in the performance graph in that the performance graph companies have more diverse areas of operations, such as landfills, and hazardous waste treatment facilities while the compensation group is environmental remediation service companies.

Benefits

The basic benefits offered to executive officers, which include participation in the Corporation's 401k Plan, group health insurance, group term life insurance and disability insurance are the same as those provided to other employees of the Corporation. Additionally, certain executive officers are provided with automobile allowances or company automobiles, individual term life insurance policies for their benefit and club memberships which are used for both business and personal purposes. Executive officers who receive benefits in excess of basic benefits also received a 10% reduction of these benefits in July 1993 as part of the cost containment measures. On November 1, 1996, the 10% reduction was restored to the executive officers due to improved operating results.

Stock Option Plans

All executive officers are eligible to participate in the Corporation's Incentive Stock Option Plan. Periodic grants of options are approved by the Compensation Committee and are intended to provide executives with the opportunity to buy and maintain an equity interest in the Corporation and share in the appreciation of the value of the stock. In addition, Mr. Regan is eligible to participate in the Corporation's Employee Director Plan.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 100,000 options for the achievement of budgeted operating results for the second half of fiscal 1997 and 120,000 options for the achievement of budgeted operating results for fiscal 1998 for executive officers including Mr. Regan. All of the options for the second half of fiscal 1997 vested as the Corporation exceeded budgeted financial goals by 25%.

Compensation of All Executive Officers

The base pay of executive officers for the fiscal year ended January 31, 1997 was determined on the basis of the Compensation Committee's overall assessment of the executive officer's performance and competitive market data on salary levels. No incentives were paid in fiscal year 1997. The base pay of the executive officers is not directly related to the Corporation's performance.

Compensation of John C. Regan, Chairman and Chief Executive Officer

The Committee established the compensation of John C. Regan, Chairman and Chief Executive Officer, using the same criteria that were used to determine compensation levels for all executive officers. Mr. Regan's base pay was determined based on the Committee's assessment of Mr. Regan's performance and competitive market data on salary levels.

In addition to his base pay, Mr. Regan is provided with three individual term life insurance policies for his benefit in the amounts of $2,000,000, $1,000,000 and $200,000, a supplemental disability income policy and club memberships.

On June 17, 1996, the Compensation Committee recommended and the Board approved the proposal and related grant of 50,000 options for achievement of budgeted results for the second half of fiscal 1997 and 60,000 options for the achievement of budgeted operating results for fiscal 1998 to Mr. Regan. The 50,000 options for the second half of fiscal 1997 vested as the Corporation exceeded budgeted financial goals by 25%.

This report has been approved by all members of the Compensation Committee.

                      Respectfully submitted,

                      Richard A. Bendis, Chairman

PERFORMANCE GRAPH

The graph on the next page compares the value of the Common Stock, to the NASDAQ market index and an industry index representing SIC Code No. 4953-Refuse Systems. Each of the total cumulative total returns presented assumes a $100 investment on January 31, 1992 and reinvestment of dividends. The industry index is comprised of the following securities: Allied Waste Industries, Inc.; Allwaste, Inc.; American Disposal Services Corporation; American Ecology Corporation; American Waste Services; Browning-Ferris Industries; Clean Harbors, Inc.; Commodore Applied Technology, Inc.; Eastern Environmental Services; ECO2, Inc.; Envirogen, Inc.; GeoWaste, Inc.; ICHOR Corporation; Integrated Waste Services; International Alliance Services, Inc.; Laidlaw, Inc., Class B; Med/Waste, Inc.; Molten Metal Technology; Perma-Fix Environmental Services; Recycling Industries, Inc.; Republic Industries, Inc.; Rollins Environmental Services; Scherer Healthcare, Inc.; Sevenson Environmental; Stericycle, Inc.; Superior Services, Inc.; Synagro Technologies, Inc.; Thermo Remediation; Three CI Complete Compl; Transamerican Waste, Industries; Transcor Waste Services; United Waste Systems, Inc.; USA Waste Services, Inc.; Vectra Technologies, Inc.; Waste Management Int. PLC.; WMX Technologies, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


                               FISCAL YEAR ENDING

COMPANY                     1992      1993      1994      1995         1996      1997
-------                     ----      ----      ----      ----         ----      ----
PDG ENVIRONMENTAL INC        100     117.87      61.11      55.56      22.22     17.78
INDUSTRY INDEX               100      86.13      71.76      64.33      72.45     96.23
BROAD MARKET                 100      99.66     125.55     118.65     166.13    218.63

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At January 31, 1997, the Corporation and its subsidiaries maintained outstanding personal loans to Mr. Regan in the amount of $95,000. This personal loan is evidenced by a demand note and bears interest at the rate of 6% per annum. This loan was made to provide Mr. Regan with funds to satisfy personal obligations. The loan to Mr. Regan was made in a series of installments from April 1990 to August 1990. The amount specified represents the highest outstanding balances of the loans during the Corporation's fiscal year.

                      RATIFICATION OF INDEPENDENT AUDITORS

Ernst & Young LLP served as independent auditors for the Corporation for the fiscal year ended January 31, 1997. The Board of Directors has selected Ernst & Young LLP as its independent auditors for the fiscal year ending January 31, 1998 and is asking the stockholders to ratify that selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting. It is not expected that such representatives will make a statement at the meeting, but they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

Any proposal intended to be presented to stockholders at the 1998 Annual Meeting of Stockholders must be received by the Corporation for inclusion in the proxy statement for such annual meeting by May 2, 1998.

                             FINANCIAL INFORMATION

The following information comprises a part of the Annual Report of the Corporation for the fiscal year ended January 31, 1997:

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Corporation's Common Stock is listed for trading on the OTC Bulletin Board (Symbol: PDGE) since September 1996. Prior to that, it was listed for trading on NASDAQ Small Cap and the information presented for the following periods reflects the high and low bid information as reported by the OTC Bulletin Board and NASDAQ.


                                                                       MARKET PRICE RANGE

                                                           FISCAL 1997                      FISCAL 1996
                                                           -----------                      -----------

                                                      HIGH            LOW            HIGH             LOW
                                                      ----            ---            ----             ---
            First Quarter                          $   0.63         $  0.31         $  1.31         $   0.78
            Second Quarter                             1.00            0.31            0.91             0.50
            Third Quarter                              0.83            0.31            0.69             0.31
            Fourth Quarter                             0.47            0.25            0.59             0.25

At May 20, 1997, the Corporation had approximately 2,210 stockholders of record.

DIVIDENDS

The Corporation has not historically declared or paid dividends with respect to its Common Stock and has no intention to pay dividends in the foreseeable future. The Corporation's ability to pay dividends on its Common Stock and Series A Preferred Stock is prohibited due to restrictions contained in the Corporation's loan agreements and limitations imposed by the Corporation's Series A Preferred Stock which require that dividends must be paid to preferred holders prior to the payment of dividends to the holders of Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA

The following table reflects selected consolidated financial data for the registrant for the five fiscal years ended January 31, 1997.

                                                                     FOR THE YEARS ENDED JANUARY 31,

                                                     1997           1996*         1995*          1994*          1993*
                                                    -----------------------------------------------------------------
                                                                    (THOUSANDS EXCEPT PER SHARE DATA)

OPERATING DATA
Contract revenues                                  $ 16,183       $ 16,215      $  17,659     $ 16,310      $  31,250
Gross margin                                          2,485          1,442          2,178        1,810          4,258
Income (loss) from operations                            (6)        (1,567)          (591)      (1,363)           379
Other income (expense)                                 (178)           920           (423)        (302)           342
Income (loss) from continuing operations               (184)          (750)        (1,038)      (1,651)           625
Income (loss) from discontinued operations             (302)        (1,701)           896          206             57
Net income (loss)                                      (486)        (2,451)           473       (1,445)           682

COMMON SHARE DATA
Net income (loss) from continuing
  operations per common share                      $  (0.04)      $  (0.14)     $   (0.15)    $  (0.67)     $   (0.23)
Net income (loss) per
  common share                                        (0.09)         (0.44)          0.07        (0.61)         (0.18)
Weighted average common shares outstanding            5,913          5,670          7,157        3,267          1,239

BALANCE SHEET DATA
Working capital                                    $    409       $  3,110      $   3,177     $  3,427      $   3,024
Total assets                                          6,165          7,564          9,690        7,904         10,323
Long-term obligations                                   372          2,766            510        1,735            213
Total stockholders' equity                              762          1,218          3,609        3,049          4,198

*Restated to reflect the treatment of PDGR as a discontinued operation (see
 Note 3 of Audited Consolidated Financial Statements).

The years ended January 31, 1997, 1996, 1995, 1994 and 1993 include gain (loss) from discontinued operations of ($0.3 million), ($1.7 million), $0.9 million, $0.2 million and $0.1 million respectively; ($0.05), ($0.30), $0.13, $0.06 and
$0.05 per common share respectively).

For the year ended January 31, 1996, other income includes a gain of $1.4 million on the sale of 40.5% of its investment in PDGR.

The year ended January 31, 1995 includes an extraordinary item related to the early extinguishment of debt totaling $0.6 million ($0.09 per common share). For the year ended January 31, 1993, other income includes a $0.7 million gain on the settlement of certain litigation.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The registrant, through its operating subsidiaries, provides asbestos abatement services to the public and private sectors.

The following paragraphs are intended to highlight key operating trends and developments in the registrant's operations and to identify other factors affecting the Company's consolidated results of operations for the three years ended January 31, 1997.

RESULTS OF OPERATIONS

YEAR ENDED JANUARY 31, 1997 COMPARED TO YEAR ENDED JANUARY 31, 1996

During the year ended January 31, 1997, (fiscal 1997) the registrant's consolidated revenues remain unchanged at $16.2 million when compared to the previous fiscal year ended January 31, 1996 (fiscal 1996).

The registrant's reported gross margin increased to $2.5 million in fiscal 1997 compared to $1.4 million in fiscal 1996. The increased margin in fiscal 1997 was due to higher margins on work obtained and the effect in fiscal 1996 of a cost overrun on a large contract, an additional provision on a completed contract and extreme competitive pressures which reduced margins.

Selling, general and administrative expenses decreased in fiscal 1997 to $2.5 million compared to $3.0 million in fiscal 1996 due to significant cost-saving measures adopted early in fiscal 1997.

As a result of the factors discussed above, the registrant reported a loss from operations in fiscal 1997 of $0.01 million compared to a loss from operations of $1.6 million in fiscal 1996.

Interest expense decreased to $0.3 million in fiscal 1997 compared to $0.5 million in fiscal 1996 as a result of a significant reduction in both the outstanding balance on the indebtedness to Drummond and the related interest rate. Interest income decreased to $8,000 in fiscal 1997 compared to $24,000 in fiscal 1996 due to the lower invested cash balances during the current year.

Other income in fiscal 1997 totaled approximately $101,000 versus $9,000 in fiscal 1996. Significant components of other income were the proceeds from a casualty loss, rental of excess equipment and the sale of fixed assets. During the year ended January 31, 1996, the registrant reported a gain of $1.4 million from the initial public offering of common stock and warrants by PDGR since the basis of the registrant's investment was lower than the proceeds realized from the initial public offering. As a result of the sale, the registrant's ownership percentage in PDGR was reduced to 59.5%.

As a result of a net operating loss for book purposes, the registrant had no federal tax provision. During fiscal 1996, the registrant recorded a deferred income tax provision of $103,000.

The registrant recorded its 59.5% interest in the losses of PDGR resulting in a $0.5 million and $1.2 million loss from discontinued operations for fiscal 1997 and 1996, respectively. The sale of the remaining PDGR shares to Drummond on July 31, 1996 resulted in a $0.2 million gain. The $0.5 million loss on disposal in fiscal 1996 represented the registrant's 59.5% share of the loss resulting from the sale of PDGR's thermal treatment facility in Florida.

YEAR ENDED JANUARY 31, 1996 COMPARED TO YEAR ENDED JANUARY 31, 1995

Consolidated revenues reported by the registrant decreased to $16.2 million for the year ended January 31, 1996 (fiscal 1996) compared to $17.7 million for the year ended January 31, 1995 (fiscal 1995). The fiscal 1996 decrease was primarily attributable to weak market conditions.

Contract costs decreased to $14.8 million in fiscal 1996 compared to $15.5 million in fiscal 1995 and resulted in reported gross margins of $1.4 million and $2.2 million, respectively in each fiscal year. The lower margins experienced in fiscal 1996 resulted from extreme competitive pressures, a cost overrun on a large contract, an additional provision on a completed contract and reduced volume.

The registrant's selling, general and administrative expenses increased by 9% between the two fiscal years to $3.0 million in fiscal 1996 compared to $2.8 million in fiscal 1995. The increase between the two fiscal years principally related to higher legal fees and other costs associated with two acquisitions which did not materialize.

The factors discussed above resulted in the registrant reporting a loss from operations of $1.6 million in fiscal 1996 compared to loss from operations of $0.6 million in fiscal 1995.

The registrant had a net gain of approximately $1.4 million from the initial public offering of common stock and warrants by PDGR since the basis of the registrant's investment was lower than the proceeds realized from the initial public offering.

As a result of the sale, the registrant's ownership percentage in PDGR was reduced from 100% to 59.5% on an ongoing basis.

Interest expense remained stable at $0.5 million. Interest income increased to $24,000 for the year ended January 31, 1996 compared to $16,000 for the previous fiscal year due to higher invested cash balances at certain periods throughout the year.

As a result of a net operating loss for book purposes there was no income tax provision, except for the reversal of $103,000 of deferred federal income taxes. The registrant had income tax provision of $24,000 for fiscal 1995.

The loss from discontinued operations in fiscal 1996 is due to the significant decrease in revenues due to changes to the EDI Program ($0.64 million) and losses associated with the operation of the Geologic thermal treatment facility ($0.56 million). This compared with income from discontinued operations of $0.9 million in fiscal 1995. The overall change in the thermal treatment market in the state of Florida prompted PDGR to sell the thermal treatment facility. The registrant also recorded a loss on the disposition of the thermal treatment facility of $0.5 million in fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

FISCAL 1997

During fiscal 1997, the registrant experienced an increase in liquidity of $0.1 million as cash and short-term investments increased from $0.3 million at January 31, 1996 to $0.4 million at January 31, 1997. The increase in liquidity in fiscal 1997 was attributable to cash inflows in the amount of $0.2 million from operating activities and $0.1 million from financing activities partially offset by $0.1 million used to fund the purchase of property, plant and equipment.

Specifically, cash inflows from operating activities were generated by a decrease in other current assets of $0.6 million, a $0.1 million increase in accrued liabilities, a decrease of $0.5 million in net assets of discontinued operations and $0.4 million of depreciation. Cash outflows related to the accounts receivable balance which increased $0.5 million as a result of the higher revenues during the fourth quarter of fiscal 1997, accounts payable which decreased $0.2 million, an adjustment of $0.2 million due to the gain on the sale of PDGR and $0.5 million as a result of the net loss generated in the period.

The $0.12 million from financing activities during fiscal 1997 included $0.29 million advanced under the line of credit offset by $0.17 million of principal repayments made on the Drummond term debt. Additionally, the $1.2 million of proceeds from the sale of PDGR stock to Drummond was a direct offset to reduce borrowings under the line of credit.

The registrant's investing activities of $0.1 million during fiscal 1997 were attributable to the purchase of property, plant and equipment.

The registrant maintains a $1,500,000 line of credit and a $330,000 term loan with Drummond Financial Corporation ("Drummond") formerly CVD Financial Corporation. Both the line of credit and the term loan mature August 1, 1997.

On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with Drummond. Pursuant to the Modification Agreement, Drummond purchased all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and the aggregate purchase price of $1,205,662 was utilized to reduce the outstanding balance on the line of credit maintained by the Corporation with Drummond. This resulted in a $203,000 gain on the sale. After application of the proceeds, the debt under the line of credit was reduced to $1,214,332 at July 31, 1996, and the maximum allowable borrowings under the line of credit were capped at $1,500,000. The maturity date of the line of credit and term loan agreements was extended until August 1, 1997. As of January 31, 1997, the Corporation was fully borrowed on the $1.5 million line of credit.

The closing of the sale was subject to a number of conditions, including (a) the reincorporation of PDGR as a Delaware corporation; (b) the reincorporation of PDGR resulting in no material liabilities to PDGR; and (c) not more than five percent (5%) of the shareholders of PDGR exercising dissenters' rights in connection with the reincorporation. PDGR satisfied all requirements for reincorporation and reincorporated in Delaware on November 13, 1996. No material liabilities to PDGR resulted from this reincorporation. The period for the exercise of dissenters' rights expired on November 12, 1996, and no dissenters' rights were exercised.

The registrant has received a $375,000 commitment from a financial institution to refinance the $330,000 term loan payable to Drummond maturing on August 1, 1997. The new loan will have a seven-year term at a 9.5% interest rate fixed for the first four years of the loan. The interest will then be readjusted to the current five year treasury bill rate plus 3.25% for the remaining three years of the loan. The new loan will require monthly debt service payments of approximately $6,500 which is a reduction of approximately $10,000 from the current Drummond debt service. Closing on the loan occurred on May 27, 1997.

Subject to the closing of the new loan, the registrant will have $1,455,000, as of January 31, 1997, outstanding on the line of credit with Drummond maturing August 1, 1997. The registrant intends to attempt to negotiate a new line of credit in excess of $1 million, enter into a sale/leaseback of certain equipment and/or execute a private placement of the registrant's securities prior to August 1, 1997 to generate the funds necessary to repay the remaining outstanding balance on the line of credit payable to Drummond. Absent receiving the cash from the previously discussed financing and equity raising and not having sufficient cash resources to repay the entire remaining amount due Drummond, the registrant could enter into the sale of receivables and/or the conversion of up to $800,000 of debt held by Drummond into shares of the registrant's common stock providing that the subsequent immediate resale of such stock has been arranged or enter into negotiations with Drummond to facilitate a partial paydown on the remaining amount due Drummond with an extension of the maturity date of the remaining amount due. There can be no assurance that the refinancings or other sources of funds described in this and the preceding paragraph will be achieved. If these refinancings or other sources of funds are not achieved, the registrant's liquidity would be materially adversely affected.

On January 27, 1995, PDG Environmental Services, Inc. ("PDGES"), a wholly-owned subsidiary of PDGR, entered into an agreement with Sirrom Environmental Funding LLC ("Sirrom Agreement"), which provided $0.75 million of funding in connection with clean-up activities under the Florida state-funded site rehabilitation program (the EDI Program) in which PDGES has participated. The Sirrom Agreement expired on January 27, 1997 and enabled PDGES to fund the amounts which PDGES billed under the EDI Program at the prime rate of interest, as defined, plus 2%. PDGES was advanced 100% of amounts billed, but was required to deposit 10% into an escrow account to cover potential disallowances. The registrant and PDGR are guarantors on the Sirrom Agreement. As of January 31, 1997, PDGES was advanced approximately $0.7 million under the Sirrom Agreement.

On August 21, 1995, PDGES entered into an agreement with Sirrom Environmental Funding LLC ("Second Sirrom Agreement"), which provides $4.0 million of funding relative to unbilled amounts under the EDI Program. The Second Sirrom Agreement, which expires on August 21, 1997, enables PDGR to fund prospective amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. Although PDGES will be advanced 100% of amounts billed, it is required to deposit 34% into an escrow account to cover potential disallowances, future interest costs, and a commitment fee of 2% of the total funding provided. PDGR also issued a warrant to purchase 100,000 shares of PDGR's common stock at an exercise price of $1.37 per share in conjunction with the execution of the Second Sirrom Agreement. The registrant and PDGR are guarantors under the Second Sirrom Agreement. As of January 31, 1997, PDGES had been advanced $4.0 million under the Second Sirrom Agreement.

On October 31, 1996, the registrant advised Sirrom that it would no longer guarantee future advances to PDGES under either the Sirrom Agreement or the Second Sirrom Agreement. At that time, PDGES had been advanced approximately $0.7 million and $2.3 million under the Sirrom Agreement and the Second Sirrom Agreement, respectively.

PROSPECTIVE INFORMATION

The registrant's current business consists entirely of asbestos abatement contracting.

The registrant has been named in a purported class action suit involving the purchase by all persons and entities of the registrant's common stock from February 9, 1995 through May 23, 1995. The action alleges that the defendants violated certain federal securities laws.

The registrant believes that the allegations are without merit or that there are meritorious defenses to the allegations, and intends to defend the action vigorously. If, however, the plaintiff is successful in its claims, a judgment rendered against the registrant and the other defendants would likely have a material adverse effect on the business and operations of the registrant.

In order to repay the remaining amount due Drummond and to have sufficient capital to fund a higher level of operations, the registrant will continue to explore the consummation of a new line of credit, sale/leaseback of certain equipment and/or the private placement of the registrant's securities.

Should the registrant be unable to raise sufficient capital, it would endeavor to fund the shortfall relative to the repayment of the remaining amount due Drummond from cash generated by operations. Absent receiving the cash from the previously discussed financing and equity raising and not having sufficient cash resources to repay the entire remaining amount due Drummond, the registrant could enter into the sale of receivables and/or the conversion of up to $800,000 of debt held by Drummond into shares of the registrant's common stock providing that the subsequent immediate resale of such stock has been arranged or enter into negotiations with Drummond to facilitate a partial paydown on the remaining amount due Drummond with an extension of the maturity date of the remaining amount due. There can be no assurance that the refinancings or other sources of funds described in this and the preceding paragraph will be achieved. If these refinancings or other sources of funds are not achieved, the registrant's liquidity would be materially adversely affected.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
PDG Environmental, Inc.

We have audited the accompanying consolidated balance sheets of PDG Environmental, Inc. (the "Corporation") as of January 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 31, 1997. Our audits also included the financial statement schedule listed in the index at Item 14(a). These financial statements and schedule are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PDG Environmental, Inc. at January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 27, 1997

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                                                    JANUARY 31,
                                                                                            1997                   1996*
                                                                                       -----------------------------------
ASSETS

CURRENT ASSETS
   Cash and short-term investments                                                     $    429,000          $     273,000
   Accounts receivable, less allowance of $47,000 and
      $44,000 in 1997 and 1996, respectively                                              3,708,000              3,221,000
   Costs and estimated earnings in excess of billings on
      uncompleted contracts                                                                 614,000                670,000
   Inventories                                                                              182,000                181,000
   Notes receivable from officers                                                           132,000                197,000
   Prepaid income taxes                                                                     182,000                183,000
   Other current assets                                                                     193,000                473,000
   Net assets of discontinued operation                                                           -              1,492,000
                                                                                       ------------          -------------

TOTAL CURRENT ASSETS                                                                      5,440,000              6,690,000

PROPERTY, PLANT AND EQUIPMENT
   Land                                                                                      42,000                 42,000
   Leasehold improvements                                                                    55,000                 55,000
   Furniture and fixtures                                                                   130,000                128,000
   Vehicles                                                                                 361,000                331,000
   Equipment                                                                              3,015,000              2,961,000
   Buildings                                                                                369,000                369,000
                                                                                       ------------          -------------

                                                                                          3,972,000              3,886,000
   Less: accumulated depreciation                                                         3,284,000              3,067,000
                                                                                       ------------          -------------

                                                                                            688,000                819,000

OTHER ASSETS                                                                                 37,000                 55,000
                                                                                       ------------          -------------
TOTAL ASSETS                                                                           $  6,165,000          $   7,564,000
                                                                                       ============          =============





*Restated (See Note 3).

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

PDG ENVIRONMENTAL, INC.

                                                                                                  JANUARY 31,
                                                                                           1997                  1996*
                                                                                     -------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable                                                                  $   1,699,000           $  1,680,000
   Billings in excess of costs and estimated earnings on
      uncompleted contracts                                                                635,000                607,000
   Accrued liabilities                                                                   1,212,000              1,117,000
   Current portion of long-term debt                                                     1,485,000                176,000
                                                                                     -------------            -----------

TOTAL CURRENT LIABILITIES                                                                5,031,000              3,580,000

LONG-TERM DEBT                                                                             372,000              2,766,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Cumulative convertible Series A preferred stock, (2%) $0.01 par value,
       5,000,000 shares authorized and 185,925 issued and outstanding shares at
       January 31, 1997 and 1996, (liquidation
       preference of $1,860,524)                                                           444,000                444,000
   Common stock, $0.02 par value, 30,000,000 shares authorized and 5,923,868 shares and 5,908,868 shares issued and outstanding
       at January 31, 1997 and 1996, respectively                                          118,000                118,000
   Paid-in capital                                                                       4,260,000              4,230,000
                                                                                     -------------            -----------
                                                                                         4,378,000              4,348,000

   (Deficit) retained earnings                                                          (4,060,000)            (3,574,000)
                                                                                     -------------            -----------

TOTAL STOCKHOLDERS' EQUITY                                                                 762,000              1,218,000
                                                                                     -------------            -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                           $   6,165,000            $ 7,564,000
                                                                                     =============            ===========





*Restated (See Note 3).

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

PDG ENVIRONMENTAL, INC.

                                                                               FOR THE YEARS ENDED JANUARY 31,
                                                                         1997                1996*              1995*
                                                                    -----------------------------------------------------
CONTRACT REVENUES                                                   $  16,183,000       $   16,215,000      $  17,659,000

CONTRACT COSTS                                                         13,698,000           14,773,000         15,481,000
                                                                    -------------       --------------      -------------

GROSS MARGIN                                                            2,485,000            1,442,000          2,178,000

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                            2,491,000            3,009,000          2,769,000
                                                                    -------------       --------------      -------------

INCOME (LOSS) FROM OPERATIONS                                              (6,000)          (1,567,000)          (591,000)

OTHER INCOME (EXPENSE):
   Gain on sale of PDG Remediation, Inc. Common Stock                           -            1,354,000                  -
   Interest expense                                                      (287,000)            (467,000)          (471,000)
   Interest income                                                          8,000               24,000             16,000
   Other income                                                           101,000                9,000             32,000
                                                                    -------------       --------------      -------------
                                                                         (178,000)             920,000           (423,000)
                                                                    -------------       --------------      -------------

(LOSS) INCOME BEFORE INCOME TAXES, DISCONTINUED
  OPERATIONS AND EXTRAORDINARY ITEM                                      (184,000)            (647,000)        (1,014,000)

INCOME TAX PROVISION                                                            -              103,000             24,000
                                                                    -------------       ---------------     -------------

LOSS BEFORE DISCONTINUED OPERATION AND EXTRAORDINARY ITEM                (184,000)            (750,000)        (1,038,000)

DISCONTINUED OPERATION:
   Income (loss) from operation, net of income tax
     of $100,000 and $39,000 in 1995 and 1994, respectively              (505,000)          (1,201,000)           896,000
   Gain (loss) on disposal                                                203,000             (500,000)                 -


EXTRAORDINARY ITEM, NET OF TAX                                                  -                    -            615,000
                                                                    -------------       --------------      -------------

NET INCOME (LOSS)                                                   $    (486,000)      $   (2,451,000)     $     473,000
                                                                    =============       ==============      ==============

UNDECLARED PREFERRED STOCK DIVIDEND REQUIREMENTS                    $      37,000       $       45,000      $           -
                                                                    =============       ==============      =============

EARNINGS (LOSS) PER COMMON SHARE
   Loss before extraordinary item and discontinued
     operation                                                      $       (0.04)      $        (0.14)     $       (0.15)
   Discontinued operation                                                   (0.05)               (0.30)              0.13
   Extraordinary item                                                           -                    -               0.09
                                                                    -------------       --------------      -------------

   Net income (loss) per share                                      $       (0.09)      $        (0.44)     $        0.07
                                                                    =============       ==============      =============

AVERAGE COMMON SHARES AND DILUTIVE COMMON
  EQUIVALENTS OUTSTANDING                                               5,913,000            5,670,000          7,157,000
                                                                    =============       ==============      =============


*Restated (See Note 3).

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PDG ENVIRONMENTAL, INC.

                                                              PREFERRED                             (DEFICIT)        TOTAL
                                                               STOCK       COMMON       PAID-IN      RETAINED    STOCKHOLDERS'
                                                              SERIES A      STOCK       CAPITAL      EARNINGS        EQUITY
                                                              --------     ------       -------     ---------    -------------
BALANCE AT JANUARY 31, 1994                                   $633,000     $106,000    $3,704,000    $ (1,394,000)   $ 3,049,000

Conversion of 29,740 shares of
    cumulative convertible 9%
    preferred stock into 121,392
    shares of common stock                                     (71,000)       3,000        75,000          (7,000)             -

Issuance of 277,500 warrants                                                               89,000                         89,000

Issuance of 150,000 warrants                                                               52,000                         52,000

Adjustment to exercise price
   and revaluation of 375,000 warrants                                                    (57,000)                       (57,000)

Issuance of 5,500 shares under
    Employee Incentive Stock Option Plan                                                    3,000                          3,000

Net income                                                                                                473,000        473,000
                                                              --------     --------    ----------    ------------    -----------

BALANCE AT JANUARY 31, 1995                                    562,000      109,000     3,866,000        (928,000)     3,609,000

Conversion of 49,047 shares of
    cumulative convertible 9%
    preferred stock into 204,902
    shares of common stock                                    (118,000)       4,000       134,000         (20,000)             -

Issuance of 1,000,000 warrants by PDGR                                                     60,000                         60,000

Issuance of 280,071 shares of
    common stock to reflect declaration
    of 1/3 of the common stock rights                                         5,000       170,000        (175,000)             -

Net loss                                                                                               (2,451,000)    (2,451,000)
                                                              --------     --------    ----------    ------------    -----------

BALANCE AT JANUARY 31, 1996                                    444,000      118,000     4,230,000      (3,574,000)     1,218,000

Issuance of 150,000 warrants                                                               24,000                         24,000

Issuance of 15,000 shares                                                                   6,000                          6,000

Net loss                                                                                                 (486,000)      (486,000)
                                                              --------     --------    ----------    ------------    -----------
BALANCE AT JANUARY 31, 1997                                   $444,000     $118,000    $4,260,000    $ (4,060,000)   $   762,000
                                                              ========     ========    ==========    ============    ===========




See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PDG ENVIRONMENTAL, INC.

                                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                                         1997                  1996*              1995*
                                                                    --------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                                   $    (486,000)        $ (2,451,000)       $   473,000

ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
   TO CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
   Depreciation and amortization                                          367,000              525,000            616,000
   Gain on sale of PDG Remediation, Inc. common stock                    (203,000)          (1,354,000)
   Deferred income taxes                                                        -                    -           (174,000)
   Other                                                                    3,000              (33,000)           125,000
   Extraordinary item                                                           -                    -           (512,000)

CHANGES IN CURRENT ASSETS AND LIABILITIES OTHER THAN CASH:
   Accounts receivable                                                   (490,000)             147,000           (462,000)
   Costs and estimated earnings in excess of billings on
      uncompleted contracts                                                56,000              163,000           (178,000)
   Inventories                                                             (1,000)              35,000            (30,000)
   Prepaid income taxes                                                     1,000              110,000             46,000
   Other current assets                                                   612,000              142,000           (392,000)
   Accounts payable                                                      (241,000)            (413,000)           386,000
   Billings in excess of costs and estimated earnings on
      uncompleted contracts                                                28,000               (4,000)            32,000
   Net assets of discontinued operations                                  489,000            2,171,000         (1,654,000)
   Accrued liabilities                                                     95,000              158,000            335,000
   Other                                                                  (63,000)              25,000            100,000
                                                                    -------------         ------------        -----------

TOTAL ADJUSTMENTS                                                         486,000            2,534,000         (1,817,000)
                                                                    -------------         ------------        -----------

CASH PROVIDED (USED) BY OPERATING ACTIVITIES                              167,000             (779,000)        (1,289,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                             (135,000)            (346,000)          (170,000)
   Proceeds from sale of property, plant and equipment                      3,000                    -              7,000
                                                                    -------------         ------------        -----------

NET CASH USED BY INVESTING ACTIVITIES                                    (132,000)            (346,000)          (163,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from debt                                                     286,000               20,000          2,061,000
   Proceeds on sale of PDG Remediation, Inc. common stock                       -            1,435,000                  -
   Principal payments on debt                                            (165,000)            (730,000)          (339,000)
                                                                    -------------         ------------        -----------

NET CASH PROVIDED BY FINANCING ACTIVITIES                                 121,000              725,000          1,722,000
                                                                    -------------         ------------        -----------

Net increase (decrease) in cash and short-term investments                156,000             (400,000)           270,000
Cash and short-term investments, beginning of year                        273,000              673,000            403,000
                                                                    -------------         ------------        -----------

CASH AND SHORT-TERM INVESTMENTS, END OF YEAR                        $     429,000         $    273,000        $   673,000
                                                                    =============         ============        ===========


*Restated (See Note 3)

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PDG ENVIRONMENTAL, INC.

FOR THE THREE YEARS ENDED JANUARY 31, 1997



NOTE 1 - BASIS OF PRESENTATION

BUSINESS ACTIVITIES

PDG Environmental, Inc. (the "Corporation") is engaged in providing asbestos abatement services to the public and private sectors.

Asbestos abatement services are generally performed under the terms of fixed price contracts or time and materials contracts with a duration of less than one year, although larger projects may require two or three years to complete.

Effective July 20, 1994, the Corporation formed a new subsidiary, PDG Remediation, Inc., now known as ICHOR Corporation, ("PDGR"). The Corporation's environmental remediation services business was merged into PDGR effective October 20, 1994. PDGR operated as a wholly-owned subsidiary of the Corporation until February 9, 1995, at which time, the Corporation sold approximately 40.5% of its interest in PDGR to the public. The sale consisted of 1,000,000 shares of PDGR common stock (at $5.00 per share) and 1,000,000 redeemable warrants to purchase an additional 1,000,000 shares of PDGR common stock (at $0.10 per warrant). The Corporation sold 400,000 of its PDGR common shares as part of the offering and received net proceeds of approximately $1,400,000. PDGR sold 600,000 newly issued common shares plus 1,000,000 redeemable warrants and received net proceeds of approximately $2,300,000. The Corporation recognized a pre-tax gain of $1,354,000 on the transaction. The redeemable warrants entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share. The redeemable warrants may be exercised at any time and expire on February 9, 2000.

On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with Drummond Financial Corporation ("Drummond") formerly CVD Financial Corporation. Pursuant to the Modification Agreement, Drummond purchased all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and the aggregate purchase price of $1,205,662 was utilized to reduce the outstanding balance on the line of credit maintained by the Corporation with Drummond. This resulted in a $203,000 gain on the sale.

OPERATIONS

Subject to the closing of the new $375,000 loan as discussed further in Note 8, the Corporation will have $1,455,000, as of January 31, 1997, outstanding on the line of credit with Drummond maturing August 1, 1997. It is the intention of the Corporation to negotiate a new line of credit in excess of $1 million, enter into a sale/leaseback of certain equipment and/or execute a private placement of the Corporation's securities prior to August 1, 1997 to generate the funds necessary to repay the remaining outstanding balance on the line of credit payable to Drummond.

Should the Corporation be unable to raise sufficient capital, it would endeavor to fund the shortfall relative to the repayment of the remaining amount due Drummond from cash generated by operations. Absent receiving the cash from the previously discussed financing and equity raising and not having sufficient cash resources to repay the entire remaining amount due Drummond, the Corporation could enter into the sale of receivables and/or the conversion of up to $800,000 of debt held by Drummond into shares of the Corporation's common stock providing that the subsequent immediate resale of such stock has been arranged or enter into negotiations with Drummond to facilitate a partial paydown on the remaining amount due Drummond with an extension of the maturity date of the remaining amount due. There can be no assurance that the refinancings or other sources of funds described in this and the preceding paragraph will be achieved. If these refinancings or other sources of funds are not achieved, the Corporation's liquidity would be materially adversely affected.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

FINANCIAL PRESENTATION:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the Corporation's wholly-owned subsidiaries. The accounts of PDGR in which the Corporation maintained, until July 31, 1996, a 59.5% ownership interest subsequent to the initial public offering of PDGR's common stock and warrants as described above, are reflected as a discontinued operation. All significant intercompany transactions are eliminated in consolidation.

REVENUES AND COST RECOGNITION:

Revenues for asbestos abatement are recognized on the percentage-of-completion method, measured by the relationship of total cost incurred to total estimated contract costs (cost-to-cost method).

Contract costs include direct labor and material costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, depreciation, repairs and insurance. Selling, general and administrative costs are charged to expense as incurred. Bidding and proposal costs are also recognized as an expense in the period that such amounts are incurred. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined. Profit incentives are included in revenues when their realization is reasonably assured.

CASH AND SHORT-TERM INVESTMENTS:

Cash and short-term investments consist principally of currency on hand, demand deposits at commercial banks, and liquid investment funds having a maturity of three months or less at the time of purchase. At January 31, 1997 and 1996, cash and short-term investments included two certificates of deposit totaling $75,000, which secure underlying letters of credit and cash held in escrow totaling $75,000.

INVENTORIES:

Inventories consisting of materials and supplies used in the completion of contracts is stated at the lower of cost (on a first-in, first-out basis) or market.

PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method.

INCOME TAXES:

Earnings on construction contracts, for income tax purposes, are determined using the percentage-of-completion method of accounting.

Deferred income taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted laws and rates.

RECLASSIFICATIONS:

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation. Additionally, PDGR was treated as a discontinued operation (see Note 3), and all prior year financial statements were reclassified to conform with this presentation.

NOTE 3 - DISCONTINUED OPERATION

On May 1, 1996, the Corporation made the decision to divest its remaining 59.5% interest in PDGR. The loss from discontinued operations in the Statement of Consolidated Operations represents the Corporation's 59.5% portion of PDGR's loss during fiscal 1997 and 1996 and 100% of PDGR's income during fiscal 1995.

During the six-month period ending July 31, 1996, PDGR had revenues of $2.5 million. Revenues of PDGR were $4.8 million and $9.4 million in fiscal years 1996 and 1995, respectively. See Note 6 for a discussion of the sale of PDGR.

The Corporation accounted for GeoLogic Recovery Systems ("Geologic"), a subsidiary of PDGR, as a discontinued operation as of January 31, 1996 and, accordingly, its operating results are reported in this manner in all years presented in the accompanying consolidated financial statements. The Corporation recorded a loss on the disposition of GeoLogic of $0.5 million in fiscal 1996 net of minority interest.

NOTE 4 - ACCOUNTS RECEIVABLE

Accounts receivable at January 31, 1997 and 1996 include $220,000 and $84,000, respectively, of retainage receivables. For the years ended January 31, 1997 and 1996, no single customer contributed to 10% or more of the Corporation's consolidated revenues.

It is the Corporation's policy not to require collateral with respect to outstanding receivables. The Corporation continuously reviews the creditworthiness of customers and, when necessary, requests collateral to secure the performance of services.

All of the Corporation's outstanding accounts receivable are expected to be collected within the normal operating cycle of one year.

NOTE 5 - COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

Details related to contract activity are as follows:

                                                                                                 JANUARY 31,
                                                                                           1997              1996
                                                                                       ----------------------------------
Revenues earned on uncompleted contracts                                               $ 8,968,000            $ 8,155,000
Less:  billings to date                                                                  8,989,000              8,092,000
                                                                                       -----------            -----------

Net (Over) Under Billings                                                              $   (21,000)           $    63,000
                                                                                       ===========            ===========

Included in the accompanying consolidated balance sheets under the following captions:

                                                                                                   JANUARY 31,
                                                                                           1997                  1996
                                                                                       ----------------------------------
Costs and estimated earnings in excess of billings on
   uncompleted contracts                                                               $   614,000            $   670,000

Billings in excess of costs and estimated earnings on
   uncompleted contracts                                                                  (635,000)              (607,000)
                                                                                       -----------            -----------

Net (Over) Under Billings                                                              $   (21,000)           $    63,000
                                                                                       ===========            ===========

Costs and estimated earnings in excess of billings on uncompleted contracts at January 31, 1997 and 1996 include approximately $470,000 and $400,000, respectively, related to contracts where the customers are disputing the related scope. The Corporation is litigating to recover the additional monies owed under one contract and negotiating a contract claim on the other contract. Management believes that the amounts will ultimately be recovered.

NOTE 6 - LINES OF CREDIT

The Corporation has a $1,500,000 line of credit facility which expires on August 1, 1997 and an $330,000 term loan which expires on August 1, 1997 with Drummond Financial Corporation ("Drummond") formerly CVD Financial Corporation. All borrowings under the Drummond Agreement bear interest at a bank rate (as defined) plus 3%. Borrowings under the Drummond Agreement are limited to 85% of the receivables borrowing base. The principal balance of the term loan amortizes over a five year period and is secured by the fixed assets and a mortgage on certain property of the Corporation. The Corporation was required to supply certain financial and non-financial information under the Drummond Agreement. Additionally, a material adverse change in the Corporation's financial condition may trigger an event of default. The Corporation was also prohibited under the Drummond Agreement from declaring any dividends.

The Corporation issued 277,500 warrants at an exercise price of $1.125 in fiscal 1995 per share in fiscal 1995 in conjunction with the execution of the Drummond Agreement which have been recorded as an additional cost, ($48,000), of the financing.

Effective June 30, 1994, Integra Bank sold its interest in the Amended and Restated Credit Agreement to Drummond for a purchase price of 70% of the aggregate outstanding principal balance. Additionally, Integra Bank sold its interest in an outstanding mortgage to Drummond at 70% of the aggregate outstanding principal balance.

In fiscal 1995, Drummond afforded the Corporation forgiveness of indebtedness in the amount of $789,000 in connection with the purchase of the loans from Integra Bank. Accordingly, the Corporation recognized an extraordinary gain of approximately $772,000 which includes a $59,000 income tax provision and a charge of $52,000 representing the estimated fair market value of 150,000 warrants issued to Drummond at an exercise price of $0.75 per share in connection with the transaction.

On October 31, 1995, the Corporation entered into an Amended and Restated Loan Agreement with Drummond wherein the maximum borrowings under this line of credit was set at $2,419,994. The interest rate under this line of credit was reduced from prime plus 7% to prime plus 3% and all amounts borrowed under this line of credit were due and payable on December 31, 1996. A term loan for $559,991 was also provided as part of the Loan Agreement, with interest at the prime rate of interest plus 3%. The Term Loan required monthly principal payments of $13,533 plus interest and matured December 31, 1996. Prior to the October 31, 1995 refinancing, Drummond held warrants to purchase 752,500 shares of the Corporation's common stock at prices ranging from $0.75 to $1.25 per share. As part of the new Loan Agreement, Drummond continues to hold the warrants.

As part of the aforementioned Loan Agreement, Drummond was granted the right to convert any portion of the outstanding balances of the line of credit and the term loan, any time after January 31, 1996, into common stock of the Corporation. The conversion price is the lesser of the market price, as defined, of the Corporation's common stock on January 31, 1996 or the market price on the date of the conversion notice, except that the conversion price, in neither case, shall not be less than $0.65 per share. Additionally, the Corporation pledged PDGR shares representing its 59.5% interest as additional collateral for the Loan Agreement.

On April 25, 1996, the Corporation entered into a Loan Extension Agreement ("Extension Agreement") whereby the maturity date for the line of credit and term loan were extended to May 1, 1997.

On July 31, 1996, the Corporation entered into a Loan Modification Agreement ("Modification Agreement") with Drummond. Pursuant to the Modification Agreement, Drummond purchased all 1,470,320 shares of PDGR common stock held by the Corporation for $0.82 per share and the aggregate purchase price of $1,205,662 was utilized to reduce the outstanding balance on the line of credit maintained by the Corporation with Drummond. This resulted in a $203,000 gain on the sale ($0.03 per share). After application of the proceeds, the debt under the line of credit was reduced to $1,214,332 at July 31, 1996, and the maximum allowable borrowings under the line of credit were capped at $1,500,000. The maturity date of the line of credit and term loan agreements was extended until August 1, 1997. As of January 31, 1997, the Corporation was fully borrowed on the $1.5 million line of credit.

The closing of the sale was subject to a number of conditions, including (a) the reincorporation of PDGR as a Delaware corporation; (b) the reincorporation of PDGR resulting in no material liabilities to PDGR; and (c) not more than five percent (5%) of the shareholders of PDGR exercising dissenters' rights in connection with the reincorporation. PDGR satisfied all requirements for reincorporation and reincorporated in Delaware on November 13, 1996. No material liabilities to PDGR resulted from this reincorporation. The period for the exercise of dissenters' rights expired on November 12, 1996, and no dissenters' rights were exercised.

The proceeds on the sale of PDG Remediation, Inc. common stock of $1,206,000 for the year ended January 31, 1997 were not received in the form of cash, but rather were a direct offset to the debt owed Drummond Financial Corporation.

On January 27, 1995, PDG Environmental Services, Inc. ("PDGES"), a wholly-owned subsidiary of PDGR, entered into a Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC, (the "Sirrom Agreement") which provides $750,000 of funding in connection with clean-up activities under the EDI Program. The Sirrom Agreement expired on January 27, 1997 and enabled PDGES to fund the amounts which PDGR bills under the EDI Program at the prime rate of interest, as defined, plus 2%. PDGES is advanced 100% of amounts billed, and is required to deposit 10% into an escrow account to cover potential disallowances. PDGR and the Corporation are guarantors on the Sirrom Agreement. As of January 31, 1997, PDGES was advanced approximately $0.7 million under the Sirrom Agreement.

On August 21, 1995, PDGR entered into a second Master Funding and Indemnification Agreement with Sirrom Environmental Funding, LLC (the "Second Sirrom Agreement"), which provides $4,000,000 of funding relative to unbilled amounts under the EDI Program. The Second Sirrom Agreement, which expires on August 21, 1997, enables the Corporation to fund amounts billed under the EDI Program at the prime rate of interest, as defined, plus 3%. Although PDGR will be advanced 100% of amounts billed, it is required to deposit 34% into an escrow account to cover potential disallowances, future interest costs, and a commitment fee of 2% of the total funding provided. PDGR also issued a warrant to purchase 100,000 shares of PDGR's common stock to Sirrom Environmental Funding, LLC at an exercise price of $1.37 per share in conjunction with the execution of the Second Sirrom Agreement. The warrants expire on January 31, 1999. PDGR has recorded $50,000 as the estimated fair market value of the warrant. PDGR and the Corporation are guarantors on the Second Sirrom Agreement. As of January 31,1997, PDGES was advanced approximately $4.0 million under the Second Sirrom Agreement.

On October 31, 1996, the Corporation advised Sirrom that it would no longer guarantee future advances to PDGR under either the Sirrom Agreement or the Second Sirrom Agreement. At that time, PDGR was advanced approximately $0.7 million and $2.3 million under the Sirrom Agreement and the Second Sirrom Agreement, respectively.

It is expected that the amounts under the aforementioned guarantees will decrease in the first half of calendar 1997 as the balances due PDGES from the EDI Program are remitted thereby allowing PDGR to reduce the amounts owed Sirrom.

The carrying value of the Corporation's credit facility and term loan approximate their fair value.

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities are as follows:

                                                                                          JANUARY 31,
                                                                                     1997             1996
                                                                               ------------------------------
Worker's compensation                                                          $    524,000       $   272,000
Wages                                                                                     -           120,000
Withheld and accrued taxes                                                          226,000           275,000
Accrued royalties                                                                         -            30,000
Accrued fringe benefits                                                             181,000           183,000
Accrued insurance                                                                   113,000           108,000
Accrued rent                                                                          4,000            21,000
Other                                                                               164,000           108,000
                                                                               ------------       -----------
Total Accrued Liabilities                                                      $  1,212,000       $ 1,117,000
                                                                               ============       ===========


NOTE 8 - LONG-TERM DEBT

Long-term debt of the Corporation less amounts due within one year is as follows:

                                                                                          JANUARY 31,
                                                                                    1997              1996
                                                                               ------------------------------
Term loan due in monthly installments of $14,000, plus
   interest at 3% above the prime rate, due in August 1997                     $    330,000      $    492,000

Revolving line of credit maturing on August 1, 1997 and
    bearing interest at 3% above the prime rate                                   1,500,000         2,420,000

Other                                                                                27,000            30,000
                                                                                  ---------         ---------

                                                                                  1,857,000         2,942,000

Less amount due within one year                                                   1,485,000            176,000
                                                                               ------------       ------------

                                                                               $    372,000       $  2,766,000
                                                                               ============       ============


The Corporation has a $375,000 commitment from a financial institution to refinance the $330,000 term loan payable to Drummond maturing on August 1, 1997. The new loan will have a seven-year term at a 9.5% interest rate fixed for the first four years of the loan. The interest rate will then be readjusted to the current five year treasury bill rate plus 3.25% for the remaining three-year term of the loan. The new loan will require monthly debt service payments of approximately $6,500 which is a reduction of approximately $10,000 from the current Drummond debt service. Closing on the loan is expected by mid-May 1997. As the Corporation has the ability and the intent to refinance the remaining term debt due Drummond ($330,000) and repay $45,000 of the line of credit, those amounts have been reflected as debt due after one year on the balance sheet.

The majority of the Corporation's property and equipment are pledged as security for the above obligations.

Maturity requirements on long-term debt aggregate $13,000 in fiscal 1998, $56,000 in fiscal 1999, $55,000 in fiscal 2000, $56,000 in fiscal 2001, $62,000 in fiscal 2002 and $115,000 thereafter.

The Corporation paid approximately $328,000, $528,000 and $367,000 for interest costs during the years ended January 31, 1997, 1996 and 1995, respectively.

NOTE 9 - INCOME TAXES

The Corporation provides income taxes under the liability method as required by Statement of Financial Accounting Standards (SFAS) No. 109.

At January 31, 1997, the Corporation has net operating loss carryforwards of approximately $10,393,000 for income tax purposes which expire in years 2002 through 2011. For financial reporting purposes, a valuation allowance of approximately $3,385,000 has been recognized to offset the deferred tax asset related to those carryforwards and to other deferred tax assets. When realized, the tax benefit of these net operating loss carryforwards will be applied to reduce income tax expense. These loss carryforwards are subject to various restrictions based on future operations of the group. The valuation allowance increased by approximately $194,000 during the year ended January 31, 1997. The increase was primarily due to the current year increase in deductible temporary differences.

The Corporation filed a consolidated federal return with its subsidiaries in fiscal 1995. Due to the public offering of PDGR stock on February 9, 1995, the Corporation's ownership in PDGR was reduced to 59.5%. Therefore, the Corporation and PDGR filed separate federal returns for fiscal 1996. For state purposes, each subsidiary generally files separate returns.

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Corporation's deferred tax liabilities and assets as of January 31, 1997 and 1996 are as follows:

                                                                          JANUARY 31,
                                                                    1997               1996
                                                                  -----------------------------
            Deferred tax liabilities:

                 Tax over book depreciation                       $  103,000       $   117,000


            Deferred tax assets:

                 Accounts receivable allowance                       147,000           146,000
                 Workers compensation reserve                        215,000           129,000
                 Other                                                29,000            29,000
                 Net operating loss carryforwards                  3,097,000         3,004,000
                                                                  ----------       -----------
                 Total deferred tax assets                         3,488,000         3,308,000

            Valuation allowance for deferred tax assets                  3,385,000            3,191,000
                                                                       -----------         ------------

                 Net deferred tax assets                                   103,000              117,000
                                                                       -----------         ------------

                 Net deferred tax liabilities                          $         -         $          -
                                                                       ===========         ============


Significant components of the provision for income taxes are as follows:

                                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                                           1997               1996              1995
                                                                       --------------------------------------------------
Current:

   Federal                                                             $         -         $         -        $         -
   State                                                                         -                   -             24,000
                                                                       -----------         -----------        -----------

   Total current                                                                 -                  -              24,000

Deferred:

   Federal                                                                       -             103,000                  -
   State                                                                         -                   -        $         -
                                                                       -----------         -----------        -----------


   Total deferred                                                                -             103,000        $         -
                                                                       -----------         -----------        -----------

Total income tax provision                                             $         -         $   103,000        $    24,000
                                                                       ===========         ===========        ===========


The reconciliation of income tax computed at the federal statutory rates to income tax expense is as follows:

                                                                                 FOR THE YEARS ENDED JANUARY 31,
                                                                         1997                 1996               1995
                                                                       --------------------------------------------------
Tax at statutory rate                                                  $  (63,000)    $       (220,000)       $  (345,000)
State income taxes, net of federal tax benefit                                  -                    -             41,000
Limitation on utilization of net operating loss                            63,000              220,000            276,000
Goodwill                                                                        -                    -             18,000
Other                                                                           -              103,000             34,000
                                                                       ----------          -----------        -----------

                                                                       $        -          $   103,000        $    24,000
                                                                       ==========          ===========        ===========


The Corporation paid approximately $8,000, $64,000 and $42,000 for federal and state income taxes during the years ended January 31, 1997, 1996 and 1995, respectively.

NOTE 10 - NOTES RECEIVABLE - OFFICERS

At January 31, 1997 and 1996, the Corporation had approximately $132,000 and $197,000, respectively, in notes receivable from its officers in the form of personal loans. A breakdown of the notes receivable balance at January 31, 1997 by officer is as follows: John C. Regan, Chairman -$95,000; Dulcia Maire, Secretary -$30,000 and Lawrence Horvat, Vice President -$7,000. These loans are evidenced by demand notes and bear interest at the rate of 6% per annum.

NOTE 11 - COMPENSATION PLANS

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Corporation maintains a qualified incentive stock option plan (the "Plan") which provides for the grant of incentive options to purchase an aggregate of up to 1,550,000 shares of the common stock of the Corporation to certain officers and employees of the Corporation and its subsidiaries. All options granted have 10-year terms. Options to purchase 1,075,000 and 190,000 shares of the Corporation's common stock at an exercise price of $0.36 per share were granted under the Plan effective June 17, 1996 and November 1, 1996, respectively with 520,000 shares and 765,000 shares issuable related to fiscal 1997 and 1998, respectively. Vesting of 50% of the respective year's options is contingent upon the individual offices, and in the case of the executive offices, the Corporation, meeting pre-established financial goals for the respective fiscal year. If the financial goals are exceeded by 25%, the remaining 50% of the options for the respective fiscal year vest. If financial goals are not achieved, the options do not vest and are returned to the plan for future grants.

Options granted in fiscal 1996 and prior years had three-year vesting conditioned upon continued employment with the Corporation.

The following table summarizes information with respect to the Plan for the three years ended January 31, 1997.

                                                                                                                OPTION
                                                                                         NUMBER OF            PRICE RANGE
                                                                                          SHARES               PER SHARE
                                                                                        ----------            ------------
OUTSTANDING AT JANUARY 31, 1994                                                            287,500            $0.60 - $6.00

Exercised                                                                                   (5,500)              $0.60
Cancelled-Reusable                                                                         (18,000)           $1.63 - $6.00
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1995                                                            264,000            $0.60 - $2.94

Granted                                                                                     11,000               $0.75
Cancelled - Reusable                                                                       (46,998)           $1.63 - $2.94
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1996                                                            228,002            $0.60 - $2.94

Granted                                                                                  1,285,000               $0.36
Cancelled - Reusable                                                                      (253,335)           $0.36 - $2.94
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1997                                                          1,259,667            $0.36 - $1.91
                                                                                       ===========

EXERCISABLE AT JANUARY 31, 1997                                                            557,999            $0.60 - $2.94
                                                                                       ===========

RESERVED FOR FUTURE GRANTS AT JANUARY 31, 1997                                             197,085
                                                                                       ===========


Pro forma information regarding net income and earnings per share is required by SFAS Number 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal 1997: risk-free interest rate of 7%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 1.43; and a weighted-average expected life of the option of 7 years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                       FISCAL
                                                         97
                                                         --
Pro forma net loss                               $     (557,000)
Pro forma earnings per share                     $        (0.09)

No proforma presentation is presented for fiscal 1996 since the effect is immaterial.

Cancellations in fiscal 1996 include 33,497 options relinquished by employees receiving options for PDGR stock.

The following table summarizes information with respect to non-qualified stock options for the three years ended January 31, 1997.

                                                                                                                OPTION
                                                                                         NUMBER OF            PRICE RANGE
                                                                                          SHARES               PER SHARE
                                                                                         ---------            ------------
OUTSTANDING AT JANUARY 31, 1994                                                            143,250            $0.60 - $6.00

Expired                                                                                   (117,000)             $3.00
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1995                                                             26,250            $0.60 - $6.00

Expired                                                                                     (3,125)             $6.00
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1996                                                             23,125            $0.60 - $6.00

Expired                                                                                     (3,125)                   $6.00
                                                                                       -----------

OUTSTANDING AT JANUARY 31, 1997                                                             20,000                    $0.60
                                                                                       ===========

EXERCISABLE AT JANUARY 31, 1997                                                             20,000                    $0.60
                                                                                       ===========


The Corporation also maintains the 1990 Stock Option Plan for Employee Directors (the "Employee Directors Plan") which provides for the grant of options to purchase an aggregate of up to 250,000 shares of the Corporation's common stock. Options to purchase 50,000 shares of the Corporation's common stock at an exercise price of $0.60 per share have been granted under the Employee Director Plan. At January 31, 1997, all of the options granted under the Employee Directors Plan were exercisable.

The 1990 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan") provides for the grant of options to purchase an aggregate of up to 350,000 shares of the Corporation's common stock. Options to purchase 112,212 shares of the Corporation's common stock at prices ranging from $0.36 per share to $0.60 per share have been granted under the Non-Employee Directors Plan. At January 31, 1997, all of the options granted under the Non-Employee Directors Plan were exercisable.

No pro forma information is presented relative to the non-quantified stock option plan, the Employee Director Plan or the Non-Employee Directors Plan as the effect is either immaterial or non-existent.

Effective November 1, 1994, the Corporation established the PDG Environmental Retirement Savings Plan (the "Retirement Savings Plan") under Section 401(k) of the Internal Revenue Code. Substantially all full time employees with at least one year of service, except for certain bargaining unit employees, are eligible to participate in the Retirement Savings Plan. Employees may contribute to the Retirement Savings Plan up to 15% of their eligible compensation. Under the terms of the Retirement Savings Plan, the Corporation may match up to 6% of compensation; to be determined annually by the Corporation's Board of Directors. Corporation contributions are 100% vested after seven years of service. There were no contributions made by the Corporation in the years ended January 31, 1997 and 1996.

NOTE 12 - STOCK WARRANTS

At January 31, 1997 and 1996, the Corporation had approximately 1,105,000 and 1,007,000, respectively, of fully vested warrants outstanding. The exercise price of the warrants range from $0.375 per share to $2.50 per share and the expiration dates range from fiscal 1997 through fiscal 2001. The majority of these warrants were issued in conjunction with the financings discussed in
Note 6.

NOTE 13 - PREFERRED STOCK

At the Corporation's Annual Meeting of Stockholders held on July 23, 1993, the following matters were approved by a majority of the Corporation's preferred and common stockholders which affected the Corporation's Series A Preferred stock and common stock: a reduction in the Series A Preferred Stock dividend rate from 9% to 2% and the cancellation of the accrued but unpaid dividends and the special voting rights associated with such preferred stock in the event of a certain accumulation of accrued but unpaid dividends thereon; and a recapitalization of the Corporation in order to effect a one for two reverse stock split (the "Recapitalization"). In exchange for the forfeiture of the accrued but undeclared and unpaid dividends, the holders of the Series A Preferred Stock were granted a common stock right which, if and when declared by the Board of Directors, will grant to the holders of such common stock rights shares of the common stock of the Corporation. At the May 23, 1995 Board of Directors meeting, the issuance of one third of the shares (280,071 common shares) covered by the aforementioned right was approved. At January 31, 1997 and 1996, there were 560,143 common stock rights outstanding. The Recapitalization was contingent upon the Corporation's listing on the American Stock Exchange. The Corporation made a decision not to currently pursue such a listing, therefore, the Recapitalization was indefinitely postponed.

On November 1, 1995 and September 8, 1994, 49,047 shares and 29,740 shares, respectively, of the Corporation's Series A Preferred Stock and cumulative dividends in arrears were converted into 204,902 shares and 121,392 shares, respectively, of Common Stock. At January 31, 1997, there were 185,925 shares of the Corporation's Series A Preferred Stock outstanding. Cumulative dividends in arrears on the Series A Preferred Stock were approximately $128,000 at January 31, 1997.

The Series A Preferred Stock is convertible into four shares of the Corporation's common stock at the option of the preferred stockholder. However, if at the time of conversion the Corporation is in arrears on the payment of dividends on such preferred stock, the holder is entitled to receive additional shares of the Corporation's common stock at the conversion price of $2.50 per share, upon conversion, equivalent to the cumulative dividends in arrears. The Series A Preferred Stock is callable at the Corporation's option at a cash price per share of $11.00 plus any accrued and unpaid dividends until the redemption date. The conversion rate on the Series A Preferred Stock is subject to adjustment as a result of certain changes in the Corporation's capital structure or distributions to common stockholders (except for cash dividends permissible under law).

NOTE 14 - NET INCOME (LOSS) PER COMMON SHARE

The loss per common share for the years ended January 31, 1997 and 1996 are computed by adjusting the net loss for annual preferred dividend requirements and then dividing this amount by the weighted average number of shares of common stock outstanding during the year. Stock options and warrants have not been reflected as exercised for purposes of computing the loss per share for the years ended January 31, 1997 and 1996 since the exercise of such options and warrants would be antidilutive. Earnings per share for the year ended January 31, 1995 is calculated by dividing the net income by the average common shares outstanding and dilutive common stock equivalents.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

The Corporation leases certain facilities and equipment under non-cancelable operating leases. Rental expense under operating leases aggregated $217,000, $279,000 and $325,000 for the years ended January 31, 1997, 1996 and 1995, respectively. Minimum rental payments under these leases with initial or remaining terms of one year or more at January 31, 1997 aggregated $379,000 and payments due during the next five fiscal years are as follows: 1998 - $165,000; 1999 - $128,000; 2000 - $71,000; 2001 - $11,000; and 2002 - $4,000.

The registrant has been named defendant in a purported class action involving the purchase by all persons and entities who purchased PDGR's common stock from February 9, 1995, the effective date of the initial public offering, through May 23, 1995. The plaintiff is seeking certification of the action as a class action and recision of the purchase of shares of common stock by members of the purported class or statutory damages, as well as interest, attorneys' fees and other costs and expenses. The registrant believes that the plaintiff's allegations are without merit or that there are meritorious defenses to the allegation, and intends to defend the action vigorously.

By letter dated December 5, 1995, the plaintiff requested a pre-motion conference on a motion for class certification. By letter dated December 6, 1995, the underwriter's counsel requested a pre-motion conference on a motion to dismiss the complaint. In December 1995, the underwriter defendants filed a notice of motion to dismiss and a memorandum of law in support of the motion. The motion to dismiss was denied in September 1996. The parties have negotiated a stipulation concerning class certification, and the court has certified a class. The court has approved the form of notice to the potential class members notifying them of the certification, but the registrant has not yet received notice that the order was entered. It is anticipated that the notice will be sent to potential class members in June 1997.

The action is still in the discovery stage.

NOTE 16 - QUARTERLY RESULTS (UNAUDITED)

The Company had the following results by quarter:

                                                      FIRST           SECOND          THIRD         FOURTH
                                                     QUARTER         QUARTER         QUARTER       QUARTER          YEAR
                                                     -------         -------         -------       -------          ----
YEAR ENDING JANUARY 31, 1997

Revenues                                            $ 3,810,000   $  3,715,000    $ 4,023,000    $ 4,635,000    $16,183,000
Gross margin                                            321,000        513,000        718,000        933,000      2,485,000

Net income (loss) before discontinued operations       (426,000)       (88,000)        51,000        279,000       (184,000)
Net income (loss)                                      (679,000)      (128,000)        42,000        279,000       (486,000)

Earnings per share before discontinued operations         (0.09)         (0.01)          0.01           0.05          (0.04)

Earnings per share                                  $     (0.12)  $      (0.02)   $      0.01    $      0.05    $     (0.09)




YEAR ENDING JANUARY 31, 1996

Revenues                                            $ 2,878,000   $  5,108,000    $ 5,269,000    $ 2,960,000    $16,215,000
Gross margin                                            286,000        857,000        580,000       (281,000)     1,442,000

Net income (loss) before discontinued operations        666,000*        94,000       (292,000)    (1,218,000)      (750,000)
Net income (loss)                                       614,000*      (299,000)      (584,000)    (2,182,000)    (2,451,000)

Earnings per share before discontinued operations          0.11           0.01          (0.05)         (0.21)         (0.14)

Earnings per share                                  $      0.11   $      (0.06)   $     (0.10)   $     (0.38)   $     (0.44)



*Includes a gain of $1,314,000 on sale of PDG Remediation stock.

                            PDG ENVIRONMENTAL, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                              FOR THE YEARS ENDED
                        JANUARY 31, 1997, 1996 AND 1995

                                                   BALANCE AT           ADDITIONS                              BALANCE
                                                    BEGINNING            CHARGED                              AT CLOSE
                                                     OF YEAR            TO INCOME       DEDUCTIONS(1)          OF YEAR
                                                   ----------           ---------       -------------         --------
1997
Allowance for doubtful accounts                   $       44,000     $        3,000    $             -     $       47,000
                                                  ==============     ==============    ===============     ==============

1996
Allowance for doubtful accounts                   $      317,000     $       15,000    $       288,000     $       44,000
                                                  ==============     ==============    ===============     ==============

1995
Allowance for doubtful accounts                   $      297,000     $       35,000    $        15,000     $      317,000
                                                  ==============     ==============    ===============     ==============


(1)Uncollectible accounts written off, net of recoveries.

================================================================================

                            PDG ENVIRONMENTAL, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, JULY 9, 1997

         The undersigned hereby constitutes and appoints Dulcia Maire, with powers of substitution, as proxies, to vote all of the shares of the Common Stock of the Corporation registered in the name of the undersigned at the close of business on May 20, 1997, at the Annual Meeting of Stockholders of the Corporation to be held on July 9, 1997 at 9:00 A.M., E.D.T. at the Harley Hotel, 699 Rodi Road, Pittsburgh, Pennsylvania 15235, and at any adjournment thereof, upon the matters described in the Notice of such Annual Meeting and Proxy Statement dated June 5, 1997, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Meeting.

         The shares represented by this Proxy will be voted and the shares represented by this Proxy will be voted as specified hereon, but if no specification is made, the proxies intend to vote FOR the election of the nominees listed in the Proxy Statement and FOR approval of the other proposals described in the Proxy Statement.

       a. Election of Directors        FOR ALL NOMINEES LISTED BELOW [ ]              WITHHOLD AUTHORITY [ ]
                                       (EXCEPT AS MARKED TO THE CONTRARY BELOW)       TO VOTE FOR ALL NOMINEES LISTED BELOW

     John C. Regan and Richard A. Bendis and Edwin J. Kilpela for a term of one year.

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          (Continued and to be signed and voted on the reverse side.)

     b. Ratification of the Independent Auditors
             [ ] FOR            [ ] AGAINST            [ ] ABSTAIN


                                            Signature(s) must correspond
                                            with the name or names as they
                                            appear printed on this Proxy.
                                            When signing as attorney,
                                            administrator, executor,
                                            guardian or trustee, please add
                                            your full title as such. If
                                            shares are registered in the
                                            names of joint tenants or
                                            trustees, each joint tenant or
                                            trustee should sign.


                                            DATED: , 1997

                                            -------------------------------

                                            -------------------------------
                                            Signature(s) of Stockholder(s)

                                            PLEASE DATE, SIGN AND MAIL THIS
                                            PROXY IN THE ENVELOPE PROVIDED,
                                            POSTAGE NOT NECESSARY IF MAILED
                                                 IN THE UNITED STATES.